Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140240

January 2008 Performance Update

The Frontier Fund Supplement Dated February 11, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	January 31, 2008 MTD	January 31, 2008 YTD	NAV / Unit
Balanced Series-1	-0.55%	-0.55%	$100.90
Balanced Series-1a	-0.57%	-0.57%	$90.38
Campbell/Graham Series-1	0.32%	0.32%	$92.20
Currency Series-1	-0.47%	-0.47%	$100.19
Long/Short Commodity Series-1	4.57%	4.57%	$106.11
Graham Series-1	1.42%	1.42%	$96.38
Winton Series-1	2.96%	2.96%	$117.21
Long Only Commodity Series-1	3.19%	3.19%	$114.32
Managed Futures Index Series-1	5.61%	5.61%	$106.23

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of January 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(9,375,795.78)
Unrealized trading gain/(loss)	9,610,966.40
Less: commissions	(238,818.81)
Less: FCM fees	(120,788.55)
Foreign currency gain/(loss)	25,351.89
Interest income	338,884.70

Total Income	239,799.85

EXPENSES
Management fees	(84,555.35)
Incentive fees	942,280.18
Broker service fees	512,875.92

Total Expenses	1,370,600.75

Net Income (Loss)	$(1,130,800.90)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,018,002.87582	$204,740,748.40	101.46
Current month additions	17,914.99656	1,811,524.33
Current month redemptions	(72,443.25615)	(7,302,352.61)
Net Income (loss) for current month		(1,130,800.90)

Net Asset Value, end of current month	1,963,474.61623	$198,119,119.22	100.90

	Monthly rate of return		-0.55%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(258,422.27)
Unrealized trading gain/(loss)	265,817.41
Less: commissions	(6,619.96)
Less: FCM fees	(3,346.71)
Foreign currency gain/(loss)	702.72
Interest income	14,794.51

Total Income	12,925.70

EXPENSES
Trading Fee	5,608.49
Management fees	(1,419.19)
Incentive fees	26,085.68
Broker service fees	14,215.04

Total Expenses	44,490.02

Net Income (Loss)	$(31,564.32)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	62,031.77597	$5,638,499.95	90.90
Current month additions	749.88667	67,418.54
Current month redemptions	(1,091.93027)	(98,953.70)
Net Income (loss) for current month		(31,564.32)

Net Asset Value, end of current month	61,689.73237	$5,575,400.47	90.38

	Monthly rate of return		-0.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$984,426.05
Unrealized trading gain/(loss)	(642,927.18)
Less: commissions	(13,777.17)
Less: FCM fees	(28,961.40)
Foreign currency gain/(loss)	1,071.45
Interest income	96,964.32

Total Income	396,796.07

EXPENSES
Management fees	103,773.08
Incentive fees	(18,873.93)
Broker service fees	140,181.40

Total Expenses	225,080.55

Net Income (Loss)	$171,715.52

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	604,238.79758	$55,530,902.15	91.90
Current month additions	17,189.87706	1,559,779.44
Current month redemptions	(22,965.09536)	(2,086,239.46)
Net Income (loss) for current month		171,715.52

Net Asset Value, end of current month	598,463.57928	$55,176,157.65	92.20

	Monthly rate of return		0.32%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(35,264.16)
Unrealized trading gain/(loss)	8,329.60
Less: FCM fees	(5,500.08)
Interest income	15,199.33

Total Income	(17,235.31)

EXPENSES
Management fees	6,975.14
Incentive fees	—
Broker service fees	25,283.65

Total Expenses	32,258.79

Net Income (Loss)	$(49,494.10)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	97,272.50785	$9,791,812.04	100.66
Current month additions	7,498.88461	753,023.76
Current month redemptions	(4,775.20712)	(477,034.76)
Net Income (loss) for current month		(49,494.10)

Net Asset Value, end of current month	99,996.18534	$10,018,306.94	100.19

	Monthly rate of return		-0.47%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,965,900.93)
Unrealized trading gain/(loss)	3,720,687.15
Less: commissions	(45,438.84)
Less: FCM fees	(14,407.54)
Foreign currency gain/(loss)	—
Interest income	80,442.30

Total Income	1,775,382.14

EXPENSES
Management fees	85,920.59
Incentive fees	185,238.80
Broker service fees	82,372.15

Total Expenses	353,531.54

Net Income (Loss)	$1,421,850.60

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	306,425.36081	$31,092,746.49	101.47
Current month additions	22,063.81852	2,325,308.10
Current month redemptions	(15,167.03420)	(1,593,568.97)
Net Income (loss) for current month		1,421,850.60

Net Asset Value, end of current month	313,322.14513	$33,246,336.22	106.11

	Monthly rate of return		4.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$263,223.86
Unrealized trading gain/(loss)	(153,752.66)
Less: commissions	(3,127.95)
Less: FCM fees	(2,436.05)
Foreign currency gain/(loss)	(1,018.62)
Interest income	12,132.62

Total Income	115,021.20

EXPENSES
Management fees	12,184.36
Incentive fees	(8.09)
Broker service fees	15,724.61

Total Expenses	27,900.88

Net Income (Loss)	$87,120.32

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	63,766.87830	$6,060,206.85	95.04
Current month additions	5,257.22211	500,922.58
Current month redemptions	(2,917.01939)	(276,561.84)
Net Income (loss) for current month		87,120.32

Net Asset Value, end of current month	66,107.08102	$6,371,687.91	96.38

	Monthly rate of return		1.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$166,603.84
Unrealized trading gain/(loss)	1,354,075.00
Less: commissions	(7,726.55)
Less: FCM fees	(13,867.49)
Foreign currency gain/(loss)	582.01
Interest income	56,337.77

Total Income	1,556,004.58

EXPENSES
Management fees	55,950.18
Incentive fees	324,274.25
Broker service fees	95,290.34

Total Expenses	475,514.77

Net Income (Loss)	$1,080,489.81

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	313,309.54095	$35,664,259.87	113.83
Current month additions	24,898.03298	2,891,865.30
Current month redemptions	(3,868.22568)	(450,262.77)
Net Income (loss) for current month		1,080,489.81

Net Asset Value, end of current month	334,339.34825	$39,186,352.21	117.21

	Monthly rate of return		2.97%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$154,069.41
Unrealized trading gain/(loss)	—
Less: commissions	—
Less: FCM fees	(2,135.29)
Foreign currency gain/(loss)	—
Interest income	12,332.75

Total Income	164,266.87

EXPENSES
Management fees	5,191.37
Incentive fees	—
Broker service fees	8,164.13

Total Expenses	13,355.50

Net Income (Loss)	$150,911.37

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	42,701.46322	$4,730,888.86	110.79
Current month additions	692.83355	78,962.15
Current month redemptions	(97.98526)	(10,983.73)
Net Income (loss) for current month		150,911.37

Net Asset Value, end of current month	43,296.31151	$4,949,778.65	114.32

	Monthly rate of return		3.19%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$3,379.86
Unrealized trading gain/(loss)	31,736.43
Less: commissions	(189.30)
Less: FCM fees	(208.87)
Foreign currency gain/(loss)	18.45
Interest income	1,878.63

Total Income	36,615.20

EXPENSES
Management fees	835.90
Incentive fees	—
Broker service fees	1,129.03

Total Expenses	1,964.93

Net Income (Loss)	$34,650.27

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,180.90342	$621,739.57	100.59
Current month additions	470.45550	50,200.00
Current month redemptions	(103.44788)	(10,995.49)
Net Income (loss) for current month		34,650.27

Net Asset Value, end of current month	6,547.91104	$695,594.35	106.23

	Monthly rate of return		5.61%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Managed Futures Index Series 1